EXHIBIT 9.

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the "Registration Statement") of Putnam High Income Bond Fund of our report dated October 8, 2003 relating to the financial statements and financial highlights included in the August 31, 2003 Annual Report of Putnam High Income Bond Fund, which financial statements and financial highlights are incorporated by reference into such Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

/s/  PricewaterhouseCoopers LLP
Boston, Massachusetts
October 4, 2004